PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	January 31,	February 1,
	2016	2015
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders
GAAP net income attributable to Photronics, Inc. shareholders	$21,002	$3,837
(a) Gain on sale of investment, net of tax	(8,753)	-
(b) Financing expenses, net of tax	-	901
Non-GAAP net income attributable to Photronics, Inc. shareholders	$12,249	$4,738

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding
GAAP	79,136	67,020
Non-GAAP	79,136	67,020
Net income per diluted share
GAAP	$0.28	$0.06
Non-GAAP	$0.17	$0.07

(a)	Represents gain on sale of investment in a foreign entity

(b)	Represents financing expenses related to the exchange of $57.5 million of 3.25% convertible senior notes